Exhibit 99.1

For immediate release

ZONAGEN, INC. ANNOUNCES PRICING OF FOLLOW-ON PUBLIC OFFERING

THE WOODLANDS, Texas—(BUSINESS WIRE)—Jan. 27, 2005—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) announced today the pricing of its follow-on public offering of 4,400,000 shares of its common stock at $4.00 per share. All of the shares are being offered by the Company. The underwriters of the offering, Punk, Ziegel & Company and WR Hambrecht + Co, have a 30-day option to purchase from the Company up to 660,000 additional shares of common stock to cover over-allotments, if any.

Copies of the final prospectus related to the offering may be obtained from Punk, Ziegel & Company, 520 Madison Avenue, 7th Floor, New York, NY 10022 (Main Phone: 212-308-9494; Main Fax: 212-308-2203).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT ZONAGEN

Zonagen is a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen’s ability to complete the sale of securities in this offering and such other risks identified in the final prospectus relating to this offering and in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.

CONTACT:	Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281‑719‑3447